Exhibit 99

PRESS RELEASE

Attention Business Editors:

HEARx AND HELIX SIGN DEFINITIVE MERGER AGREEMENT
- To create largest hearing healthcare operator in North America-

West Palm Beach —FL, Montreal Canada, July 30, 2001 — HEARx Ltd. (AMEX: EAR) and Helix Hearing Care of America Corp. (TSE-HCA) announced today that they have signed a definitive merger agreement. After the transaction, HEARx will change its name to “HEAR USA, Inc.” The combined company, HEAR USA, Inc., will be the largest hearing healthcare operator of its kind in North America. The parties expect HEAR USA to have revenues in fiscal 2002 of more than $100 million. The transaction is expected to close before year-end and is subject to shareholder, Canadian court and regulatory approval. The boards of directors of both companies have unanimously approved the transaction. Helix principal shareholders, who hold approximately 52% percent of Helix shares, have signed commitment agreements to vote in favor of the transaction.

Pursuant to the merger agreement, at the effective time each outstanding share of Helix common stock will be converted into the right to receive .3537 shares of HEARx common stock or .3537 exchangeable shares of a wholly owned Canadian subsidiary of HEARx. The exchangeable shares are initially exchangeable into one share of HEARx common stock at the election of the holder. HEARx (HEAR USA, Inc.) will continue to list its common stock on the American Stock Exchange under the symbol EAR. The company will also apply to list its common stock and the exchangeable shares on the Toronto Stock Exchange.

The initial board of directors of the combined company will be composed of five members designated by HEARx and four members designated by Helix. Paul A. Brown, M.D. will remain Chairman of the Board and Mr. Steve Forget, Helix’s current President and Chief Executive Officer, will serve as President and Vice-Chairman.

STRATEGIC OBJECTIVES

The combination will provide HEAR USA the necessary platform to create a nationwide network focused on improving hearing healthcare. Helix brings four years of extensive acquisition experience, a portfolio of network branding assets including HEAR USA and a unique industry proprietary web-enabled office management software solution. HEARx brings extensive HMO experience, U.S. retail marketing experience, a portfolio of premiere clinics in four distinctive markets and accreditation by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO).

A HEARING BENEFIT MANAGEMENT COMPANY

The parties expect HEAR USA to leverage its growth as a hearing benefit management company through four channels: corporate owned clinics; e-commerce; an affiliated provider network; and alliances with HMOs, insurance companies, sponsors and affinity groups. “These four channels will be linked to one another, making them scalable and accessible to the needs of any user group,” stated Steve Forget, President and CEO of Helix.

Access to Siemens Financing

“As previously announced, Siemens has committed up to $70 million to HEARx contingent on the completion of the Helix transaction,” stated Paul A. Brown MD, Chairman and CEO of HEARx. “The companies have successfully completed one of the most important steps towards the combination by signing this definitive merger agreement.”

Both companies have already obtained financing from Siemens Hearing Instruments, Inc., a U.S. company that (via other corporate subsidiaries) is 100 percent owned by Siemens AG (NYSE: SI). The additional financing commitment has several components and could aggregate to as much as US $70 million if HEAR USA meets certain business goals. Siemens AG, through its subsidiary Siemens Audiologische Technik GmbH and its other hearing aid companies worldwide, is the largest manufacturer of hearing aids in the world. The financing will be used to create the HEAR USA Advantage Network, the first fully integrated network of independent hearing aid providers in the United States.

This press release contains forward-looking statements which involve risks and uncertainties. Such forward-looking statements include the statements concerning the expected revenues of HEAR USA in fiscal 2002, effects of the proposed combination and the anticipated closing before the end of 2001. Actual events could differ materially from those stated herein and depend on a number of risks and uncertainties, including approvals of the shareholders of each party and certain third-parties, as well as regulatory and judicial approvals of the transaction, the ability of the companies to combine operations successfully and to integrate management and other aspects of the business, and realization as planned of the proposed combination. Investors are cautioned not to rely on these forward-looking statements.

It is expected that Helix and HEARx will each file the required information circular, proxy materials and other relevant documents, including a registration statement on Form S-4 to be filed by HEARx, concerning the combination with the SEC and the Canadian securities commission. Investors and security holders are urged to read the information circular, proxy statement, registration statement and other relevant documents carefully when they are available. These documents will contain important information about the transaction and related matters. Investors and security holders will be able to obtain free copies of these documents through the SEC website at www.sec.gov and the SEDAR website at www.sedar.com or from the companies by directing requests to:

HEARx: 1250 Northpoint Parkway West Palm Beach, Florida 33407 Attention: Corporate Secretary	Helix:7100 Jean-Talon East – Suite 610 Montreal, Quebec, H1M 3S3 Attention: Corporate Secretary

The directors and executive officers of HEARx and Helix may be deemed to be participants in the solicitation of proxies in favor of the transaction and related matters. These persons include Dr. Paul A. Brown, Mr. Stephen Hansbrough and Mr. Bryan Burgett for HEARx and Steve

Forget, Frank Tellier and Jeffrey Geigel for Helix. Collectively, as of June 30, 2001, the directors and executive officers of HEARx and Helix may be deemed to beneficially own approximately 14% and 46%, respectively, of the outstanding shares of the companies’ stock.

Security holders of HEARx and Helix may obtain additional information regarding the interests of such participants by reading the information circular, proxy statement and registration statement when they become available.

Company Contact HEARx: Paul A. Brown, M.D., Chairman of the Board at (561) 478-8770 Ext. 123

Company Contact Helix Hearing Care of America Corp.: Mr. Steve Forget, President and C.E.O. or Mr. Jeffrey R. Geigel, Vice-President, Communications at (514) 353-0001

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